Exhibit 10.22

SELECT INTERIOR CONCEPTS, INC.

BOARD DESIGNEE AGREEMENT

December 15, 2017

Gateway Securities Holdings, LLC

11111 Santa Monica Blvd, Suite 1275

Los Angeles, CA 90025

Gentlemen:

This Board Designee Agreement (this “Agreement”) will confirm the agreement among Select Interior Concepts, a Delaware corporation (the “Company”), on the one hand, and Gateway Securities Holdings, LLC (“Investor”), on the other hand. In this Agreement, the board of directors of the Company is referred to as the “Board.”

1. Board Seat for Investor Nominees

(a) During the term of this Agreement, the Company agrees to:

(i) promptly upon Investor’s written request subsequent to the date of the closing of the over-allotment option of the Company’s private placement pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Over-Allotment Closing”), appoint a person nominated by Investor (the “Investor Nominee”) as provided in this Section 1 to serve as a director on the Board and fill the vacancy formed by the resignation of Robert L. Antin, subject to the reasonable approval of the Company’s Nominating and Governance Committee (the “Nominating Committee”); and

(ii) at each meeting of stockholders for election of directors at which the position to be occupied under this Agreement by the Investor Nominee on the Board is to be determined by stockholder election, (A) cause the Investor Nominee to be recommended by the Nominating Committee for consideration by the Board and to be nominated by the Board for election as a director, subject to the considerations described in clause (i); (B) recommend to its stockholders the election of the Investor Nominee, and use its reasonable best efforts to cause the election of the Investor Nominee to the Board, including soliciting proxies for the election of the Investor Nominee to the same extent as it does, consistent with past practice, for any other Board nominee for election as a director; and (C) request each then-current member of such Board to vote as a stockholder for approval of the Investor Nominee.

(b) In the event of the death, disability, resignation or removal of the Investor Nominee following his or her election to the Board, the Company shall cause the prompt election to the Board of a replacement director designated by Investor, subject to the requirements set forth in this Section 1, to fill the resulting vacancy, and such individual shall then be deemed the Investor Nominee for all purposes under this Agreement.

(c) Following his or her election to the Board, the Investor Nominee shall be entitled to the same compensation received by other Board members in consideration of his or her service as a director, and reimbursement of out-of-pocket expenses incurred in attending Board meetings. The Investor Nominee shall be entitled to the same the indemnification as provided to other members of the Board in connection with his or her role as a director.

(d) Following his or her election to the Board, the Company shall provide each Investor Nominee with copies of all notices, minutes, consents and other materials provided to the other members of the Board or any committee thereof concurrently with the distribution of such materials to the other members.

(e) Neither Investor (nor any of its Affiliates) nor the Investor Nominee will propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the management or board of directors of the Company or any of its subsidiaries.

(f) Investor and its affiliates shall vote in favor of the slate of nominees proposed by the management or the Board of the Company or any of its subsidiaries.

(g) Investor’s rights under this Agreement shall terminate and be of no further force or effect upon the earliest to occur of: (i) the first date upon which Investor and its Affiliates (A) have collectively sold, assigned, or otherwise transferred, for value fifty percent (50%) or more of that number of shares of Company common stock held by them as of the date of the Over-Allotment Closing (which number as of such date is or will be 3,500,000 shares), taking into account any stock splits, stock dividends or similar events, and (B) fail to Beneficially own, collectively, on a fully diluted basis, at least six and one-half percent (6.50%) of the Company’s outstanding common stock and any securities or instruments convertible into Company common stock and any outstanding equity awards, (ii) any Investor Nominee is removed from the Board for “cause”, (iii) any Investor Nominee breaches in any respect this Agreement or any of Investor Nominee’s fiduciary duties to the Company and its stockholders, (iii) any Investor Nominee is not elected at any meeting of the Company’s stockholders after having been nominated by the Board for election or re-election to the Board at such meeting or any adjournment thereof (the “Termination Event”). Upon the occurrence of a Termination Event, Investor shall be deemed to have resigned from the Board (unless he or she is removed or not elected or re-elected). Investor shall immediately inform the Company in writing when a Termination Event occurs as a result of (g) (i) above, and upon any Termination Event shall thereafter cooperate fully with the Company and the Board in transitioning his or her position to a new Board member, as requested by the Company. Notwithstanding the foregoing, any Investor Nominee then serving as a director shall continue to be entitled to the indemnification and expense reimbursement, if any, in connection with his or her service as a director described in Section 1(c).

(h) If in the reasonable judgment of the Company, following the date of the closing of an initial underwritten offering of the Company’s securities to the general public pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, the election or appointment of the Investor Nominee would cause the Company to not comply with the relevant listing rules of the New York Stock Exchange or Nasdaq Stock Market, as applicable (the “Listing Rules”), including the requirement that the Company’s Board be comprised of a majority of Independent Directors (as defined in the Listing Rules), then the

Company may defer the appointment and/or election of such Investor Nominee until it is able to take commercially reasonable measures to ensure that such appointment or election would not cause the Company to violate the Listing Rules. For the purpose of clarity, it is agreed that such measures may include a further increase in the size of the Board and the appointment and/or election of an additional individual to serve as an Independent Director, which individual shall be selected in the sole discretion of the Company.

2. General Provisions

(a) Fiduciary Duties. The Investor Nominee shall at all times act in good faith and in a manner that is in the best interests of the Company and shall be responsible for the full exercise of his or her fiduciary duties to the Company and its stockholders.

(b) Conflicts of Interest. The Company shall have the right to exclude the Investor Nominee from all or any portion of a Board meeting and omit any information to be otherwise provided to the Investor Nominee under this Agreement, in each case upon the good faith determination of the Board that such exclusion and/or omission is necessary to avoid an actual or potential conflict of interest between the Company and Investor. Upon any such determination of the Board to exclude the Investor Nominee from all or any portion of a Board meeting, Investor shall act in good faith to cause the Investor Nominee to recuse himself or herself from such Board meeting. Failure of the Investor Nominee to so recuse himself or herself shall constitute a breach of this Agreement, resulting in its termination.

(c) Board Policies. Investor (and any Investor Nominee) acknowledges that it has received and reviewed all Company policies applicable to the members of the Board, including the Company’s Insider Trading Policy (the “Policies”), and agrees to strictly abide by all Policies at all times that this Agreement is in effect, and for any period thereafter whereby such Policies would apply to the Investor Nominee. Any failure of Investor or the Investor Nominee to strictly abide by any of the Policies shall constitute a breach of this Agreement, resulting in its termination.

(d) Costs and Expenses. Except as otherwise provided in this Agreement or otherwise as may be agreed to by the parties hereto, each of the parties will be responsible for all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement. If any legal action, arbitration, mediation or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

(e) Assignment. The rights of Investor under this Agreement shall be personal to Investor and the transfer, assignment and/or conveyance of said rights from Investor to any other Person is prohibited and shall be void and of no force or effect.

(f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE COURT IN THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN DELAWARE IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(g) Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the other documents and instruments referred to herein, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

(h) Notices. Except as otherwise provided in this Agreement, all notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, by first-class registered or certified airmail (postage prepaid), by nationally recognized overnight express courier or by facsimile, and shall be deemed given (i) if delivered in person, upon delivery, (ii) if delivered by first-class registered or certified airmail, three business days after so mailed, (iii) if delivered by a nationally recognized overnight courier, one business day after so mailed, and (iv) if delivered by facsimile, upon electronic confirmation of receipt, and shall be delivered as addressed as follows (or at such other address as may be designated by a party in a notice given in a like manner):

(i)	if to the Company:

Select Interior Concepts, Inc.

4900 East Hunter Avenue

Anaheim, California 92807

Attention: Tyrone Johnson

(ii)	if to Investor:

Gateway Securities Holdings, LLC

11111 Santa Monica Blvd, Suite 1275

Los Angeles, CA 90025

Attention: Xavier Corzo, CFA

(i) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default.

(j) Amendments and Waivers. This Agreement may not be amended, except by an agreement in writing, executed by each of the Company and Investor, and, compliance with any term of this Agreement may not be waived, except by an agreement in writing executed on behalf of the party against whom the waiver is intended to be effective. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(k) Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

(l) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

(m) Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(n) Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(i) “Affiliate” has the meaning set forth in Section 12b-2 of the Securities Exchange Act of 1934, as amended.

(ii) “Beneficial Ownership” by any Person of any security means ownership by such Person who, together with Affiliates of such Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power that includes the power to vote, or to direct the voting of, such security, (b) investment power that includes the power to dispose of, or to direct the disposition of, such security, or (c) a right to acquire any of the powers set forth in (a) and (b) above within 60 days (of any date of determination of “Beneficial Ownership”) in respect of such security. The terms “Beneficially Own,” “Beneficially Owned,” “Beneficially Owning” and “Beneficial Owner” shall have a correlative meaning.

(iii) “Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including any governmental authority.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties set forth below as of the date written above.

SELECT INTERIOR CONCEPTS, INC.

By:	/s/ Tyrone Johnson
Name: Tyrone Johnson
Title: Chief Executive Officer

GATEWAY SECURITIES HOLDINGS, LLC

By:	Solace Capital Partners, L.P.
Its:	Manager

	By:	/s/ Xavier Corzo
Name: Xavier Corzo
Title: Chief Administrative Officer